Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

February 11, 2013

MEDIA CONTACT:

Sharon McHale, 703-903-2438

Sharon_McHale@FreddieMac.com

Steven W. Kohlhagen Elected to Freddie Mac Board of Directors

McLEAN, Va. – Freddie Mac (OTC: FMCC) today announced that Steven W. Kohlhagen, Ph.D., a veteran executive in the financial services and investment industries, was elected to serve as a director on the company’s board. Kohlhagen, 65, brings over three decades of experience to the board and will serve on the Business and Risk Committee and the Compensation Committee.

“Steve is nationally recognized as a leading financial expert with extensive knowledge of mortgage finance and the capital markets,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “He will bring to the board a unique combination of senior executive leadership skills and a deep understanding of economics, modeling and complex financial instruments. Steve will be invaluable to the board during an important time for the housing industry and the nation.”

Over the course of his career, Kohlhagen held senior executive positions at leading financial institutions. From 1992 to 2003 he worked at First Union National Bank (predecessor to Wachovia National Bank) last serving as managing director of the Fixed Income Division. Kohlhagen served in senior roles at AIG from 1990 to 1992, Stamford Capital Group from 1987 to 1990, Bankers Trust Corporation from 1985 to 1987, and Lehman Brothers, Inc. from 1983 to 1985.

Kohlhagen’s public sector experience encompasses consulting work for the Organization for Economic Cooperation and Development from 1980 to 1981, the United States Department of the Treasury from 1976 to 1977, and the Federal Reserve Board in 1976. He was also senior staff economist for the Council of Economic Advisors, White House Staff from 1978 to 1979.

Since 2006 Kohlhagen has been a director of AMETEK Inc., where he is a member of the Audit Committee. He is also a director of Abtech Holdings Inc., where he is a member of the Audit Committee, and Reval Inc., where he is a member of the Governance and Nominating

Committee. Kohlhagen served as a director of the IQ Mutual Funds, a family of Merrill Lynch registered, closed-end investment companies, from 2005-2010.

Since 2001 Kohlhagen has been an Advisory Board member of the Stanford Institute for Economic Policy Research. He also served as a professor of international economics and finance at the University of California, Berkeley from 1973 to 1983.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four homebuyers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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